Exhibit 10.35

UNIQURE B.V.

Meibergdreef 61
Amsterdam 1105 BA, The Netherlands

January 17, 2014

Dr. David Schaffer
Dr. David Kirn
4D Molecular Therapeutics, LLC
19 Rima Court
Danville, CA 94526

Re:                             Commitment Letter Pursuant to Collaboration and License Agreement

Gentlemen:

We refer to (1) the Collaboration and License Agreement by and between 4D Molecular Therapeutics, LLC (“4DMT”) and uniQure Biopharma B.V. dated as of the date hereof (the “CLA”), and (2) the Grant Letters by and between uniQure B.V. and each of you dated as of the date hereof (the “Option Grants”). This letter is the Commitment Letter referred to in the Introduction to the CLA.

We hereby agree as follows:

1.             Supervisory Board Membership.  We hereby undertake to procure that Dr. Schaffer is appointed as a member of the Supervisory Board of uniQure B.V. (the “Supervisory Board”) for a two-year term, commencing immediately following an extraordinary meeting of the shareholders of uniQure B.V. to be convened within 15 days of the date hereof(the “Initial Term”). At the expiration of such Initial Term, we agree that a person nominated by 4DMT shall be nominated by the Supervisory Board for election to a further three-year term as a member of the Supervisory Board, subject to approval by the shareholders of uniQure B.V. In the event that the CLA is terminated pursuant to Section 10.2 thereof prior to the expiration of the Initial Term or any subsequent term of office, Dr. Schaffer (or such other person as may be nominated by 4DMT from time to time) hereby agrees that he shall be deemed to have resigned his position as a member of the Supervisory Board effective immediately upon such termination of the CLA.

2.             Supervisory Board Observer Rights. We hereby agree that Dr. Kirn shall have a right to attend all meetings of the Supervisory Board in a nonvoting observer capacity; provided, however, that Dr. Kirn agrees to hold in confidence all information provided; and provided further, that we reserve the right to withhold any information and to exclude Dr. Kirn from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between uniQure B.V. and its counsel or result in disclosure of trade secrets or a conflict of interest. The right provided by this paragraph 2 shall terminate on the first anniversary hereof.

3.             Advisory Board Memberships. We hereby undertake to form a Scientific Advisory Board and a Clinical Advisory Board by no later than the first anniversary hereof. Upon the formation of each such committee, we undertake to appoint one nominee of 4DMT as a member of each such committee, such membership to continue during the Research Term (as defined in the CLA). The initial 4DMT nominee to the Scientific Advisory Board shall be Dr. Schaffer and the initial 4DMT nominee to the Clinical Advisory Board shall be Dr. Kirn.

The following sections of the CLA are hereby incorporated by reference herein and shall govern this letter:  Article XI (Dispute Resolution); Section 12.1 (Governing Law); Section 12.2 (Waiver); Section 12.3 (Notices); Section 12.6 (Severability); Section 12.7 (Assignment); Section 12.8 (Counterparts); and Section 12.9 (Force Majeure).

*****

Very truly yours,

UNIQURE B.V.

By:	/s/ Jörn Aldag
Name:	Jörn Aldag
Title:	Chief Executive Officer

ACKNOWLEDGED AND AGREED:

4D MOLECULAR THERAPEUTICS, LLC

By:	/s/ Jörn Aldag
Name:	Jörn Aldag
Title:	Chief Executive Officer

/s/ David Schaffer
DR. DAVID SCHAFFER

/s/ David Kirn
DR. DAVID KIRN